MEKTRON N.V.	EXHIBIT 10.34

188, Afrikalaan

9000 GENT
EMPLOYMENT CONTRACT
Between:
MEKTRON N.V. with registered office in Gent, Afrikalaan, 188, hereafter referred to as “the Company”, represented by D. VAN BROECKHOVEN, HR DIRECTOR,

AND LUC VAN EENAEME, Langerbruggestraat 16, 9040 OOSTAKKER, Hereafter referred to as “the Employee”

IT IS AGREED AS FOLLOWS:

Clause 1.     The Employee is employed as a Production Engineer in the Engineering Section as of 13 August 1984. The Company reserves the right to ask the Employee to perform other similar duties as may be necessary for the Company.

Clause 2.    The Employee's gross monthly remuneration will be BEF 53,000 (minus social contributions and taxes). Besides the aforementioned monthly salary, a thirteenth month will be paid in June. This thirteenth month equals 1.2 times one month's salary. A fourteenth month will be paid in December, equal to one quarter of one month's salary. The amount of this fourteenth month will increase with the years of service:
1) After five years of service: half a month's salary
2) After ten years of service: three quarters of a month's salary
3) After fifteen years of service: a full month's salary.
Holiday pay equals 85% of the monthly basic salary. The Employee's remuneration (with the exclusion of any bonus pay) will be linked to the Index drawn up by the Belgian Government, unless the monthly remuneration exceeds BEF 75,000. Above that limit the automatic index-linked adjustment expires completely. For each index increase of 2 per cent of the base index the Employee's salary will increase by 2 per cent. The base index will be the index for August 1984.

Clause 3.    An additional bonus may be paid but at the sole discretion of the Company and can in no circumstances lead to an acquired right.

Clause 4.    This employment contract is of indefinite duration and can be terminated in accordance with the terms and conditions contained in Clauses 5 and 6, with the exception that the contract will be automatically terminated on the last day of the month in which the Employee reaches the standard retirement age according to Belgian law, without the Employee or the Company having to give notice.

Clause 5.    This contract can only be terminated unilaterally by giving notice in accordance with Clause 6. This contract can be terminated immediately for gross misconduct.

Clause 6.    The probation period for this contract is 0 months from the date the Employee starts work. After the probation period the employer and the Employee will have to give notice in accordance with Belgian law. The notice periods will be applicable notwithstanding the amount of the remuneration. The notice to be given by the Company or by the Employee starts on the first day of the (civil) month following the month in which the notice was given. The party who terminates the contract without being able to invoke gross misconduct, and without respecting the notice periods contained in this Clause, shall pay the other party an indemnity equal to the amount of normal remuneration for the remainder of the notice period.

Clause 7.    The Employee's principal place of work will be in Gent, Belgium. The Company reserves the right to require the Employee to work permanently or temporarily at any other office the Company may establish in Belgium. Apart from working in Belgium it may also be possible that the Employee is required to work temporarily abroad, including in the United States. In case the Employee needs to work abroad for a longer period of time, terms and conditions for that period will be mutually agreed. In case the parties do not reach agreement, the rights of the Employee contained in the clauses of the present contract will not be affected.

Clause 8.    The Employee undertakes to devote his full time with complete diligence and attention to the Company and to adhere to the rules of the Company, as they may be established from time to time, including the rules concerning working hours.

Clause 9.    If unable to attend work, the Employee agrees to inform the Company immediately and to provide a medical certificate for absences which continue for more than two working days. The Company has the right to appoint a doctor to examine the Employee. The Employee agrees to undergo any medical exam the Company requests.

Clause 10.    The Employee confirms that formulas, processes or manufacturing methods used by the Company and related companies (to the exclusion of those published in professional journals or other publications before the date of this contract) are strictly confidential and of high value to the Company. The Employee agrees that during his employment as well as after termination of the contract he will not divulge business or commercial secrets of the Company and related companies, whatever the importance of the secrets. Any breach of this undertaking, however small, during the term of this contract, shall be regarded as gross misconduct and will lead to the immediate termination of this contract without notice and without prejudice to the right to prosecute in accordance with Article 309 of the Belgian Penal Code.

Clause 11.    Following termination of this contract the Employee will not engage in any competitive activity in Belgium for a period of one year and will not, during that same period, offer his services to or cooperate with a firm active in the same economic sector as the Company.

Clause 12.    The Employee will take his annual leave at the time mutually agreed with the Company and in accordance with the relevant Belgian laws and agreements.

Clause 13.    On termination of the contract for any reason, the Employee will deliver all documents and objects received for his employment.

Clause 14.    All inventions, discoveries and improvements discovered or created by the Employee during the course of his employment by the Company shall become and remain the absolute and exclusive property of the Company, without distinction if these occurred during or outside normal working hours. The Employee shall immediately inform the Managing Director or Director of the Company in writing of all his inventions, discoveries or improvements made during his employment, thereby assigning all rights, ownership titles and thereby acquired benefits, including all possible patent rights and renewals thereof at home and abroad. At the request of the Company the Employee shall, during or following termination of his contract, execute all documents, including, but not limited to, the application for and granting of patents, as may be necessary or requested by the Company for the purpose of the execution of the provisions of this contract. The Company shall bear all expenses for the deposit or prosecution of patents but the Employee will assist with the deposit and/or prosecution when the Company so requests.

Clause 15.    As and when the Belgian employment law rules change, the parts of this contract that are influenced by such changes shall be automatically changed in accordance with the new rules.

Clause 16.    This contract supersedes any previous contract or agreement between both parties and cannot be changed or terminated verbally. Any change, termination or deletion of any of the terms of this contract will only be definitive when put in writing and signed for agreement by the other party.
There is (are) xxxx attachment(s) which form part of this contract.

Signed in four copies	Place: Gent	Date: 10 August 1984

THE EMPLOYEE	On behalf of the COMPANY

(read and agreed)

/s/ Luc Van Eeaneme	/s/ D. Van Broeckhoven